Bright Mountain Media, Inc Announces First Quarter 2024 Financial Results

■First quarter revenue increased by $10.9 million to $12.4 million compared to $1.5 million for the first quarter of 2023.

■First quarter gross margin increased by $2.6 million to $3.1 million compared to $528,000 for the first quarter of 2023.

Boca Raton, FL, May 14, 2024 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, and creative media services, today announced its financial results for the first quarter ended March 31, 2024.

Matt Drinkwater, CEO of Bright Mountain Media, commented “We are pleased with the continued progress in our financial performance. Having accomplished the work of integrating two new businesses and reducing costs, we are focused on unlocking more synergies, launching new products and business lines, and delivering the vision of an AI-enabled marketing services platform to our customers. An example of these synergies has shown up in our ad tech business via organic top-line growth. This was primarily driven by the acceleration of leveraging the data assets of our market research division. This unique approach in the market is how we will continue to differentiate and create new opportunities in advertising services to increase return on advertising spend for customers across all segments. We remain optimistic that this represents the first of many synergies to come.”

Financial Results for the Three Months Ended March 31, 2024

•Revenue was $12.4 million, an increase of $10.9 million, or 731%, compared to $1.5 million for the same period of 2023, which was driven by the Big Village Acquisition, and was partially offset by macroeconomics factors, coupled with an overall reduction in spending by some customers due to inflationary concerns, which led to lower than normal rates and lower earnings specifically impacting our digital publishing division.

Advertising technology revenue was approximately $2.6 million and digital publishing revenue was approximately $434,000. The new offerings we acquired as part of the Big Village Acquisition were consumer insights, creative services, and media services. Consumer insights revenue was approximately $6.7 million, creative services revenue was approximately $2.1 million, and media services revenue was approximately $641,000 during the first quarter of 2024.

•Cost of revenue was $9.3 million, an increase of $8.3 million, or 860%, compared to $970,000 for the same period in 2023. The increase is a result of new costs associated with our new revenue offerings from the Big Village Acquisition, inclusive of direct salary and labor cost of approximately $1.9 million for employees that work directly on customer projects, and direct project costs of approximately $3.1 million for payments made to third-parties that are directly attributable to completion of projects to allow for revenue recognition, $2.1 million for non-direct project cost and legacy publisher cost of $1.8 million which increased by 270%. The increase in publisher cost is associated with the increase noted in advertising technology revenue of approximately 383%.

•General and administrative expense was $5.2 million, an increase of 53%, compared to $3.4 million in the same period of 2023.

•Gross margin was $3.1 million, an increase of 494%, compared to $528,000 in the same period of 2023.

•Net loss was $4.8 million, an increase of 26%, compared to a $3.8 million net loss in the same period of 2023.
•Adjusted EBITDA loss was $1.2 million compared to Adjusted EBITDA loss of $2.1 million in the same period of 2023. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s subsidiaries include Deep Focus Agency, LLC, BV Insights, LLC, CL Media Holdings, LLC, and Bright Mountain, LLC. For more Information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:
Douglas Baker
Email:corp@otcprgroup.com
Tel: (561) 807-6350
https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2024	March 31, 2023

Revenue	$12,448	$1,498
Cost of revenue	9,311	970
Gross margin	3,137	528
General and administrative expenses	5,244	3,428
Loss from operations	(2,107)	(2,900)
Financing and other (expense) income
Other income	345	278
Interest expense - Centre Lane Senior Secured Credit Facility - related party	(2,991)	(1,163)
Interest expense - Convertible Promissory notes - related party	(2)	(5)
Other interest expense	(11)	(6)
Total financing and other (expense), net	(2,659)	(896)
Net loss before income tax	(4,766)	(3,796)
Income tax provision	—	—
Net loss	(4,766)	(3,796)
Foreign currency translation	34	14
Comprehensive loss	$(4,732)	$(3,782)

Net loss per common share:
Basic and diluted	$(0.03)	$(0.03)
Weighted average shares outstanding
Basic and diluted	171,231,775	149,708,905

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023*
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$4,921	$4,001
Accounts receivable, net	12,474	14,679
Prepaid expenses and other current assets	1,178	1,057
Total Current Assets	18,573	19,737
Property and equipment, net	161	199
Intangible assets, net	14,753	15,234
Goodwill	7,785	7,785
Operating lease right-of-use asset	290	306
Other assets, non-current	158	156
Total Assets	$41,720	$43,417
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$15,807	$17,497
Other current liabilities	3,026	3,025
Interest payable – 10% Convertible Promissory Notes – related party	41	39
Interest payable – Centre Lane Senior Secured Credit Facility – related party	138	—
Deferred revenue	6,268	4,569
Note payable – 10% Convertible Promissory Notes, net of discount – related party	80	80
Note payable – Centre Lane Senior Secured Credit Facility – related party (current portion)	6,471	5,592
Total Current Liabilities	31,831	30,802
Other liabilities, non-current	286	325
Note payable – Centre Lane Senior Secured Credit Facility, net of discount – related party	60,648	58,674
Finance lease liability, non-current	37	42
Operating lease liability, non-current	234	239
Total liabilities	93,036	90,082
Shareholders’ deficit
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, par value $0.01, 324,000,000 shares authorized, 172,382,586 and 172,103,134 issued and 171,032,411 and 171,277,959 outstanding at March 31, 2024 and December 31, 2023, respectively	1,724	1,721
Treasury stock, at cost; 1,350,175 and 825,175 shares at March 31, 2024 and December 31, 2023, respectively	(220)	(220)
Additional paid-in capital	101,483	101,405
Accumulated deficit	(154,599)	(149,833)
Accumulated other comprehensive income	296	262
Total shareholders’ deficit	(51,316)	(46,665)
Total liabilities and shareholders’ deficit	$41,720	$43,417

BRIGHT MOUNTAIN MEDIA, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA
(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

A reconciliation of net loss before taxes to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended
($ in thousands)	March 31, 2024	March 31, 2023

Net loss before tax plus:	$(4,766)	$(3,796)
Depreciation expense	40	7
Amortization of intangibles	481	386
Amortization of debt discount	615	305
Other interest expense	11	6
Interest expense – Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes – related party	2,378	864
EBITDA	(1,241)	(2,228)
Stock compensation expense	65	25
Non-restructuring severance expense	8	122
Adjusted EBITDA	$(1,168)	$(2,081)